(ON COMPANY LETTERHEAD)

April 16, 2007

SpectRx, Inc.

Board of Directors

Gentlemen:

Now that we have refocused the company on our cancer opportunity, refinanced the majority of the company's debt and made substantial progress on several key transactions and critical tasks, including the sale of non-cancer related assets, I feel that it is time to start the process of recruiting a new CEO.

As many of you know, I concluded in mid-2006 that the company needed to recruit a new CEO in order to bring a fresh perspective to the management team and provide improved opportunity for all the shareholders. Although it has now been almost nine months since I reached this conclusion, the company's situation did not permit a reasonable transition and even now, the recruitment of a seasoned and experienced new CEO that could help us create shareholder value, will be difficult.

Although we have made meaningful progress in reorganizing our activities to focus on cervical cancer, the path forward is very challenging and will require experience and expertise relating to complex regulatory, manufacturing, sales, marketing, legal, accounting and SEC issues.

In my opinion, a formal search for a new chief executive officer of the company should be initiated with the goal of being completed this year. I believe it is in the best interest of the Company to seek new leadership with a track history in successfully launching products, such as our cervical cancer detection device, and experience in high sales growth to make sure that we can provide the greatest possible opportunity for our shareholders. We will also need to recruit a controller and perhaps a new CFO, as strength in these positions will be needed as we move forward with the Company's plan.

I suggest that a subcommittee of the board be appointed to help work out a CEO recruitment and transition plan as soon as possible.

Sincerely,

/s/
Mark A. Samuels